Exhibit 99.1

PRESS RELEASE

For Immediate Release	Contact:
Kenneth C. Ditzler Franklin Financial Services Corporation (717) 264-6116

CHAMBERSBURG, PENNSYLVANIA, July 11, 2008 – Franklin Financial Services Corporation, the parent bank holding company of Farmers and Merchants Trust Company of Chambersburg, today announced that its Board of Directors has authorized the repurchase of up to 100,000 shares of its $1.00 par value common stock, representing approximately 3% of such shares now issued and outstanding. The repurchases are to be made from time to time during the next 12 months in open market or privately negotiated transactions.

According to President and Chief Executive Officer William E. Snell, Jr., the repurchased shares will be held as treasury shares available for issuance in connection with future stock dividends and stock splits, employee benefit plans, executive compensation plans, the Dividend Reinvestment Plan, and other appropriate corporate purposes. Franklin Financial has repurchased approximately 49,000 shares of common stock during the past 12 months pursuant to a stock repurchase program authorized by the Board of Directors last year.

Franklin Financial Services Corporation is a Chambersburg, Pennsylvania based bank holding company with assets of approximately $852 million. Its wholly-owned subsidiary, Farmers and Merchants Trust Company of Chambersburg, is an independent community bank that operates twenty-four banking offices throughout Franklin, Fulton, Cumberland, and Huntingdon Counties, Pennsylvania.